ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of July 15, 2024, by and between Franklin Advisers, Inc. (“FAV”) and Putnam Investment Management, LLC (“PIM”), each an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FAV and PIM are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, PIM serves as the investment manager to the series of Putnam Funds Trust (the “Fund”) listed on Schedule A (each reference in this Agreement to “a Fund” or to “the Fund” is also deemed to be a reference to any existing series of the Fund, as appropriate in the particular context), pursuant to a Management Contract dated as of January 1, 2024, between the Fund and PIM (the “Management Contract”);

WHEREAS, PIM, effective July 15, 2024 (the “Effective Date”), has transferred to FAV all of its personnel (including all portfolio managers, research analysts, and certain support staff members), assets, and liabilities related to its fixed income and investment solutions investment management business (the “Transfer”), and, in conjunction with the Transfer, PIM desires to assign the Management Contract to FAV pursuant to this Assignment and Assumption Agreement with respect to the Funds listed on Schedule A;

WHEREAS, the Transfer and the assignment of the Management Contract to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Management Contract under the Investment Company Act of 1940, as amended, or a material amendment of the Management Contract; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Trustees of the Fund present in person that were not interested persons of the Fund, PIM, or FAV, approved a form of this Assignment and Assumption Agreement at a meeting held on June 28, 2024.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.                  The Management Contract is hereby assumed in its entirety by FAV with respect to the Funds listed on Schedule A (the “Transferred Contract”), except that all references to PIM shall be replaced with references to FAV.

2.                  FAV agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of PIM thereunder.

3.                  FAV and PIM acknowledge and agree that for purposes of Section 3 and Schedule B of the Transferred Contract, each Fund is, and shall continue to be, considered “an open-end fund sponsored by Putnam Management.”

4.                  The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term.

5.                  For the avoidance of doubt, this Assignment and Assumption Agreement between FAV and PIM and the Transferred Contract only apply to the Funds listed on Schedule A, and the Management Contract shall continue in full force and effect for the remainder of Funds subject to the Management Contract that are not listed on Schedule A.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Franklin Advisers, INC. By: /s/ Thomas C. Merchant Thomas C. Merchant Chief Legal Officer	PUTNAM INVESTMENT MANAGEMENT, llc By: /s/ Stephen J. Tate Stephen J. Tate Secretary

ACKNOWLEDGED:

PUTNAM FUNDS TRUST, on behalf of the series listed on Schedule A

By: /s/ Jonathan S. Horwitz

Jonathan S. Horwitz

Executive Vice President, Principal

Executive Officer and Compliance Liaison

Schedule A

Putnam Dynamic Asset Allocation Equity Fund

Putnam Floating Rate Income Fund

Putnam Intermediate-Term Municipal Income Fund

Putnam Short Term Investment Fund

Putnam Short-Term Municipal Income Fund

Putnam Ultra Short Duration Income Fund

Putnam Ultra Short MAC Series